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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF CLICK COMMERCE, INC.

Click Commerce BV, a wholly-owned subsidiary organized under the laws of the Netherlands

Click Commerce Ltd., a wholly-owned subsidiary organized under the laws of the United Kingdom

Click Commerce GmbH, a wholly-owned subsidiary organized under the laws of Germany

Allegis Acquisition, Inc. a wholly-owned subsidiary organized under the laws of Delaware

Allegis Corporation, a wholly owned subsidiary of Allegis Acquisition, Inc. organized under the laws of California